                                                                  EXHIBIT 99.1

    ABBOTT AND SUPERGEN SIGN WORLDWIDE SALES AND DISTRIBUTION AGREEMENT FOR
                        CHEMOTHERAPY COMPOUND RUBITECAN

     ABBOTT PARK, Ill. and SAN RAMON, Calif., Dec. 22 /PRNewswire/ --Abbott Laboratories (NYSE: ABT) and SuperGen Inc. (Nasdaq: SUPG, SUPGW & SUPGZ) today announced the signing of a worldwide sales and marketing agreement for the cancer drug rubitecan.

     Rubitecan is an oral chemotherapy compound in the camptothecin class and is currently in Phase III studies for the treatment of pancreatic cancer. Pancreatic cancer is associated with high patient mortality causing more than 75,000 deaths annually in the United States and Europe. It is the fourth leading cause of death by cancer in the United States with an average survival rate of four to five months following diagnosis at an advanced stage.

     "Rubitecan is a potentially valuable addition to our Oncology franchise. Clinical data suggest that rubitecan has the potential to become a safe and effective therapy for the treatment for pancreatic cancer, a disease for which there are limited treatment options available," said Richard A. Gonzalez, senior vice president, hospital products at Abbott Laboratories. "Furthermore, feedback from patients and clinicians worldwide has indicated a great need for an oral chemotherapy alternative."

     "Completing this agreement with Abbott is certainly an historic milestone in our continuing mission to build an independent pre-eminent cancer-fighting company," said Joseph Rubinfeld, Ph.D., chairman and chief executive officer of SuperGen. "As one of the world's largest health care companies, Abbott possesses the resources to ensure significant global market penetration of rubitecan upon regulatory approval. This agreement allows SuperGen to maintain its considerable U.S. presence and oncology franchise."

     Under the terms of the agreement, Abbott will make an initial equity investment in SuperGen. Additional equity investments, cash milestones and option exercises are contemplated over the life of the agreement. Abbott will have exclusive distribution and promotion rights for rubitecan outside the United States and co-promotion rights with SuperGen for rubitecan within the United States. In addition, Abbott will become the exclusive U.S. distributor for Nipent-Registered Trademark-, SuperGen's currently marketed product for the treatment of hairy cell leukemia. SuperGen retains U.S. marketing rights for Nipent.

     Rubitecan is currently being studied at more than 200 clinical sites for the treatment of pancreatic cancer. SuperGen has previously reported that it expects to initiate clinical trials of rubitecan for additional tumor types. Under the agreement announced today, SuperGen will be responsible for funding clinical development of a pancreatic claim for the drug.

     Abbott Laboratories is a global, diversified, health care company devoted to the discovery, development, manufacture and marketing of pharmaceutical, diagnostic, nutritional and hospital products. The company employs 56,000 people and markets its products in more than 130 countries.

In 1998, the company's sales and net earnings were $12.5 billion and $2.3 billion, respectively, with diluted earnings per share of $1.51.

     Abbott's news releases and other information are available on the company's Web site at www.abbott.com.

     Based in San Ramon, California, SuperGen is a pharmaceutical company dedicated to the development and commercialization of products to treat life-threatening diseases, particularly cancer.

     This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. Such statements, including, those regarding the "expected" safety profile of camptothecin compounds, the "promising" nature and "potential" of camptothecin compounds and the "suggestion" of reduced side effects of camptothecin compounds, involve certain risks and uncertainties inherent with research in the biotechnology/pharmaceutical field. Actual results could differ materially from those projected in the "forward-looking" statements as a result of further study and clinical trials. Further information on potential factors that could affect SuperGen's financial results is discussed in SuperGen's reports on file with the U.S. Securities and Exchange Commission (including but not limited to the report on Form 10-K for the fiscal year ended December 31, 1998 and on Form 10-Q for the quarter ended September 30, 1999).


                                     - 6 -